SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

Bob Evans Farms, Inc.

(Name of Registrant as Specified In Its Charter)

Sandell Asset Management Corp.

Thomas E. Sandell

Castlerigg Master Investments Ltd.

Castlerigg International Limited

Castlerigg International Holdings Limited

Castlerigg Offshore Holdings, Ltd.

Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P.

Castlerigg Merger Arbitrage and Equity Event Fund, Ltd.

Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd.

Castlerigg Active Investment Fund, Ltd.

Castlerigg Active Investment Intermediate Fund, L.P.

Castlerigg Active Investment Master Fund, Ltd.

Pulteney Street Partners, L.P.

Douglas N. Benham

Charles M. Elson

David W. Head

C. Stephen Lynn

Annelise T. Osborne

Aron I. Schwartz

Michael Weinstein

Lee S. Wielansky

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DATED JULY 15, 2014

BOB EVANS FARMS, INC.

8111 Smith’s Mill Road

New Albany, OH 43054

__________________________

PROXY STATEMENT

OF

_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

This Proxy Statement and the enclosed GOLD proxy card are being furnished by Sandell Asset Management Corp. (“SAMC”) and certain of its affiliates (as identified on Annex I, the “Sandell Group”, “we” or “us”) and the nominees named in Proposal 1 (the “Nominees” and, together with the Sandell Group, the “Participants”), in connection with the solicitation of proxies from the stockholders of Bob Evans Farms, Inc., a Delaware corporation (“Bob Evans” or the “Company”).

We are deeply concerned by the Company’s long-term underperformance and believe that the board of directors of the Company (the “Board”) needs to be comprised of fresh, independent, and highly-qualified directors. We are therefore seeking your support at the 2014 annual meeting of stockholders (the “Annual Meeting”) scheduled to be held on Wednesday, August 20, 2014 at 8:00 a.m. Eastern Time, at 8111 Smith’s Mill Road, New Albany, Ohio 43054, with respect to the following (each, a “Proposal” and, collectively, the “Proposals”):

Proposal		Our Recommendation

1.	To elect eight nominees to serve on the Board until the 2015 annual meeting of stockholders and until their successors are duly elected and qualified.	FOR ALL of our nominees

2.	To adopt a resolution that would repeal any provision of the Bylaws of the Company (the “Bylaws”) that was not included in the Bylaws publicly filed with the Securities and Exchange Commission (the “SEC”) on January 28, 2014 and is inconsistent with or disadvantageous to the election of the Nominees (the “Bylaw Repeal Proposal”).	FOR

3.	To amend the Bylaws to eliminate the supermajority 80% vote requirement to amend certain Bylaws.	FOR

4.	To amend to the Company’s Restated Certificate of Incorporation (the “Charter”) and Bylaws to eliminate the supermajority 80% vote requirements to remove directors.	FOR
5.	To amend to the Charter to eliminate the supermajority 80% vote requirement to amend Article Twelfth of the Charter governing director removal.	FOR

6.	To amend the Bylaws to permit holders of at least 25% of the outstanding stock of the Company to call a special meeting of stockholders.	FOR

7.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.	FOR

8.	To vote on the Company’s advisory resolution on executive compensation.	AGAINST

The Board is currently composed of twelve directors, ten of whom are standing for election to the twelve available seats at the Annual Meeting. Through this Proxy Statement and enclosed GOLD proxy card, we are soliciting proxies to elect the eight Nominees named herein, who if elected would constitute a majority of the Board.

The Company has set the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”) as July 3, 2014.  Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting.   At the close of business on the Record Date, there were 23,499,911 shares of common stock, par value $0.01 per share (“Common Stock”), outstanding according to the Company’s Proxy Statement. As of July 14, 2014, the Sandell Group, together with the Nominees, beneficially owned 2,075,950 shares of Common Stock (including options to purchase 380,000 shares of Common Stock), which represents approximately 8.8% of the Common Stock outstanding on the Record Date, as more fully described on Annex I.

We urge you to sign, date and return the GOLD proxy card “FOR ALL” eight Nominees to the Board, “FOR” Proposals 2, 3, 4, 5, 6 and 7, and “AGAINST” Proposal 8.

This Proxy Statement and GOLD proxy card are first being mailed or given to the Company’s stockholders on or about July 16, 2014.

This proxy solicitation is being made by the Sandell Group and the Nominees, and not on behalf of the Board or management of the Company or any other third party.  We are not aware of any other matters to be brought before the Annual Meeting other than as described herein.  Should other matters, which the participants are not aware of a reasonable time before the date of this Proxy Statement, be brought before the Annual Meeting, the persons named as proxies in the enclosed GOLD proxy card will vote on such matters in their discretion.

If you have already voted using the Company’s white proxy card, you have every right to change your vote by completing and mailing the enclosed GOLD proxy card in the enclosed pre-paid envelope or by voting via Internet or by telephone by following the instructions on the GOLD proxy card. Only the latest validly executed proxy that you submit will be counted—any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change my vote or revoke my proxy?” in the Questions and Answers section.

For instructions on how to vote and other information about the proxy materials, see the Questions and Answers section starting on page 20.

We urge you to promptly sign, date and return your GOLD proxy.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or collect at (212) 929-5500.

Background	2

BACKGROUND OF THIS PROXY SOLICITATION

We initially invested in the Company because we believed that the stock was undervalued and represented a potentially profitable investment opportunity. As we became more familiar with the Company and its business, it became apparent to us that the Board and Company management had failed to take any appropriate strategic steps to unlock stockholder value. Furthermore, we have become concerned that the Board has not demonstrated effective management oversight, as in our opinion the Board has failed to address the many operational missteps that occurred during the leadership of the Company’s Chairman and CEO or reign in what we believe are the irresponsible spending habits of management such as the decision to spend $48.2 million on the construction of a new corporate headquarters campus and the purchase of a new corporate jet (a 2013 Bombardier Challenger 300) in fiscal 2014.

On July 16, 2013, we had a telephonic conversation with the Company’s Chief Executive Officer and Chairman of the Board, Steven Davis, and the Company’s Chief Financial Officer, Paul DeSantis, in which we discussed our belief that the Company was materially undervalued and outlined some general ideas which we believed if implemented would serve to enhance stockholder value. During such conversation we were somewhat frustrated by what we perceived was a lack of responsiveness on the part of Mr. Davis. Due to the fact that Mr. Davis was both CEO and Chairman of the Board, we indicated our desire to speak with the Company’s Lead Independent Director, Michael Gasser.

On August 5, 2013, we sent a letter to Mr. Gasser, in which we expressed our belief that the Company trades at a significant discount to its intrinsic value and our belief that the Company should aggressively repurchase its shares via a large self-tender with the proceeds from the separation of the Company’s BEF Foods segment and a sale-leaseback transaction of the Company’s owned restaurant properties. We further questioned in our letter the objectivity of the Board of Directors due to the fact that Steven Davis serves as both CEO and Chairman of the Board, a dual-role which we believe is contrary to good governance practices, and the fact that Mr. Davis was recently granted a 4-year extension to his employment agreement, a term far in excess of that granted to other CEOs of publicly-traded restaurant companies.

On August 6, 2013, we had a telephonic conversation with Mr. Gasser, in which we discussed in detail the topics contained in the aforementioned August 5, 2013 letter.

On September 23, 2013, we sent a letter to the Board indicating our belief that the Company’s stock price does not reflect the significant intrinsic value of the Company’s assets and expressing our concern regarding its relative underperformance as compared to other publicly traded family-dining peers over the last three- and five-year periods, as well as our belief that the management of the Company had failed to adequately address such underperformance. The letter further questioned the appropriateness of having Steven Davis serve as Chairman of the Board when he also serves as CEO, particularly in light of the Company’s underperformance. The letter also expressed our belief that the Company suffers from a conglomerate discount as a result of the Company’s two business segments, a family-dining restaurant business and a packaged foods business, which has contributed to the discount at which the Common Stock trades as compared to its peers. In addition, the letter outlined our proposals for increasing the value of the Company, consisting of (i) the separation of its packaged foods business, BEF Foods, through a sale, spin-off or split-off to the Company’s stockholders; (ii) a sale-leaseback transaction to realize the significant real estate value associated with the Company’s owned restaurant properties; and (iii) the launch of a large, one-time self-tender for the Common Stock.

On September 24, 2013, we issued a press release containing a copy of the foregoing letter and a link to our white paper on enhancing stockholder value of the Company, which set forth a more detailed analysis of the Company’s business, historical under-performance and intrinsic value of the Company’s assets, as well as our proposals for actions to be taken by the Company to realize the intrinsic value.

On October 11, 2013, we had a telephonic conversation with Messrs. Davis and DeSantis in which we reiterated our concerns expressed in our letter of September 23 and indicated our desire to see the Board promptly address these concerns.

On November 11, 2013, we sent another letter to the Board expressing our extreme concern at the Board’s inaction regarding our ideas to deliver increased stockholder value and disclosing that we had retained a proxy solicitation firm to provide advice regarding options available to us, including a possible consent solicitation, in order to allow the Company’s stockholders to seek change at the Company. Also on November 11, 2013, we issued a press release containing a copy of the foregoing letter.

Background	3

On November 25, 2013, we sent a letter to the Board expressing our concerns regarding the Company’s corporate governance policies, which in our opinion diverge dramatically from best practices and place unusual restrictions on the rights afforded to stockholders. In our letter we requested that the Board take appropriate action to improve its corporate governance policies, including that the Board amend the Bylaws to require that the Company’s CEO may not simultaneous serve as Chairman of the Board and that the Board eliminate various 80% supermajority stockholder voting thresholds and implement simple majority voting thresholds

On December 9, 2013, we issued by press release a letter to stockholders of the Company discussing our strong belief that the inherent value of the Company is far in excess of its stock price and our serious doubts regarding management’s ability to realize this value, particularly in light of the Company’s poor financial results for the second quarter of FY2014. In our letter we announced our then-current intent to commence a solicitation of stockholders of the Company due to the preceding concerns, in addition to what we believe was the near indifference on the part of management and the Board to our concerns and the apparent failure by the Board to act on our request to improve its governance policies as set forth in our November 25 letter. In the press release, we included a link to a presentation setting forth our strategic recommendations to unlock stockholder value at the Company.

On January 14, 2014, we filed a complaint with the Delaware Court of Chancery against the Company, Mr. Davis and each other director of the Company to challenge the Board’s purported unilateral amendment of the Bylaws on November 18, 2011 (the “Contested Bylaw Amendment”), in which the Board sought to, among other things, reverse an amendment to the Bylaws adopted by the Company’s stockholders at the Company’s annual meeting on August 23, 2011 and instead impose an 80% supermajority stockholder vote to amend any of the Bylaws. Pursuant to the complaint, we sought a declaratory judgment that the Contested Bylaw Amendment is invalid and unenforceable and that a simple majority vote is all that is required to amend certain Bylaws, consistent with the Bylaws in existence prior to the Board’s adoption of the Contested Bylaw Amendment. On that same day, we also issued a press release announcing the filing of the complaint.

On January 22, 2014, our counsel had a discussion with representatives of the Company regarding the litigation. During the discussion, the Company’s representatives sought to induce the Sandell Group to agree to a lengthy standstill provision in exchange for repealing the Contested Bylaw Amendment and offering the Sandell Group the opportunity to suggest new independent directors for the Board to a third party consulting firm already selected by the Board. Unbeknownst to us at the time, the Board had already decided as early as January 15, 2014 that the repeal of the Contested Bylaw Amendment was likely in the best interests of the Company.1

On January 23, 2014, the Oklahoma Firefighters Pension and Retirement System, on behalf of itself and all other similarly situated public stockholders of the Company, filed a class action complaint with the Delaware Court of Chancery against the Company, Mr. Davis and each other director, in which they alleged that the members of the Board breached their fiduciary duties in adopting the Contested Bylaw Amendment to entrench themselves as members of the Board and sought a declaratory judgment that the Contest Bylaw Amendment is invalid.

On January 28, 2014, as a result of our November 25 letter and lawsuit, the Board announced that it had amended the Bylaws to, among other things, reverse the Contested Bylaw Amendment and announced that intended to put forward some of the Proposals.

On January 29, 2014, we issued a press release commenting on the Board’s reversal of the Contested Bylaw Amendment to restore the rights of stockholders to amend the Bylaws. In the press release, we announced our intention to withdraw the lawsuit challenging the Contested Bylaw Amendment. We also stated in the press release our belief that further comprehensive changes are still necessary at the Company in order to unlock value for stockholders.

On April 24, 2014, we submitted to the Company a formal notice of our intent to nominate the Nominees for election to the Board at the Annual Meeting and present the Bylaw Repeal Proposal. Also on April 24, 2014, we issued by press release a letter to stockholders of the Company discussing in more detail our concerns regarding what we believe are operational issues plaguing the Company, which in our opinion relate to excess costs and unwise spending decisions that have been made by management and sanctioned by the incumbent Board. In our letter we

1 See Affidavit of Michael J. Gasser (Lead Independent Director) ¶ 10, Okla. Firefighters Pension & Ret. Sys. v. Davis et al., No. 9271-VCN (Del. Ch. June 9, 2014).

Background	4

questioned the effectiveness of the Board’s oversight, noting that the Board was comprised of many members with long-standing connections to Steven Davis, which we believed may have affected the Board’s oversight of management, particularly considering that Mr. Davis is both CEO and Chairman of the Board. In the press release, we included a link to a website, www.RefreshBobEvans.com, which included a presentation entitled “Refresh Bob Evans—A Plan for Comprehensive Change”, in which we provided further detail regarding the issues discussed in the letter, outlined our suggested solutions to such issues and described the qualifications of the Nominees.

On April 28, 2014, the Board announced the resignation of one director, the planned retirement of two directors (whose service on the Board predated the fall of the Berlin Wall), the expansion of the size of the Board to 12 directors, and the appointment of three directors. Also on April 28, 2014, we issued a press release responding to the Company’s announcement in which we stated our belief that the three new unelected appointees to the Board do not have expertise that our Nominees possess and that we believe the Board so desperately needs.

On May 30, 2014, we issued a press release commenting on the Company’s letter to the Nominees, dated May 27, 2014, inviting the Nominees to what we believe was a hastily-convened and unorthodox round of individual question by certain members of the Board. In the press release, we expressed our concern that the Company appeared, in our view, to be subverting the director nomination process.

On June 3, 2014, our counsel discussed a settlement proposal with representatives of the Company. The Company’s proposal contemplated that: only two of the Nominees—whose selection would have to be agreed to by the Board—would be added to the Board; none of the ten incumbent Board members that were expected to stand for re-election would resign from the Board; and the Sandell Group would be reimbursed for up to $250,000 for expenses incurred in connection with the proxy contest, even though the Board had already expended approximately $3 million to perpetuate itself in office and was aware that Sandell Group had already spent over $440,000 in its efforts to improve the governance of the Company for the benefit of all of the Company’s stockholders.

On June 10, 2014, we attempted again to settle this proxy contest with the Company. Our counsel contacted representatives of the Company to express our willingness to accept a settlement in which the Nominees would have less than a majority representation on the Board. Specifically, our settlement proposal contemplated that: four of the Nominees would be added to the Board (and would constitute one-third of a twelve person Board); two of those Nominees would be added to the Finance Committee (and would constitute one-half of the Finance Committee), which would be charged with overseeing a strategic review of the Company; the Board would commit to making, in our opinion, necessary changes to unlock the value inherent in the Company for the benefit of all of the Company’s stockholders, including actions such as a sale or spin-off of BEF Foods, unlocking the value hidden in Company-owned real estate; the Company engage a leading independent professional advisory firm to consult on operational and cost improvements and growth initiatives; and the Chairman and CEO positions be split to improve governance at the Company. On June 11, 2014, representatives of the Company rejected our settlement proposal and stated that the Board was not willing to commit to taking the actions that we believe are necessary to unlock value.

On June 30, 2014, in response to a press release issued by the Company on June 26, 2014 in which the Company claimed that the Sandell Group had spurned all attempts to reach a constructive settlement, we issued a press release disclosing that “we have repeatedly offered to work with Bob Evans and remain willing to reach a compromise commensurate with the significant problems facing the Company if the Company would commit to actual movement on the many key issues that we and the broader investment community have identified” and discussing that, in our opinion, the Company has simply made “token” offers that were unlikely to bring about the significant change that we have long argued is necessary to unlock value.

Background	5

On July 2, 2014, in furtherance of our efforts to reach an amicable solution and avoid the expense of a proxy contest, our counsel reached out to representatives of the Company to offer a revised settlement proposal. The elements of the proposal were as follows: the Company would not have to commit to taking any specific transaction other than a review of all strategic alternatives; five of the Nominees would be added to the Board and three legacy members of the Board would resign (leaving the Nominees with minority representation on a twelve person Board); the Chairman and CEO positions would be separated to improve governance; the Finance Committee would be reconstituted (comprised of two of the Nominees and two incumbent directors) and would be charged with exploring all strategic alternatives available to the Company with the assistance of its own independent financial advisor; the Sandell Group would be reimbursed for its reasonable costs related to the proxy contest in an amount not to exceed $2,000,000; and the Company would engage Alvarez & Marsal as a consultant to identify cost reductions for the Company and identify revenue enhancement opportunities for Bob Evans Restaurants.

On July 3, 2014, representatives of the Company rejected our proposal and offered a counterproposal. Under the counterproposal: the Company would add only three Nominees to the Board— whose selection would have to be agreed to by the Board—despite the fact that two Nominees were already guaranteed election to the Board; one legacy member of the Board would resign; the Board as a whole—in which 75% of the seats would be filled by incumbent members of the Board—would consider the question of whether the CEO and Chairman positions should be separated; and the Board would reconstitute the Finance Committee, appoint incumbent members of the Board to two-thirds of its six seats, allow it to consider whether it wants to retain an independent financial advisor, and allow it to interview and select an independent consultant to be retained by the Company to identify cost reductions and revenue opportunities.

On July 7, 2014, we issued a press release disclosing our balanced proposal and commenting upon the counterproposal that we believed was unacceptable. In the press release, we stated that, in our opinion, the relatively insignificant Board representation for the highly-qualified Nominees, along with the Board’s refusal to remove any specific legacy directors or commit to retaining a new independent financial advisor or separating the Chairman and CEO positions evidenced the incumbent Board’s refusal to embrace any meaningful change. Nonetheless, we reiterated that the eight independent and highly-qualified Nominees remain enthused at the prospect of helping turn around a company with such valuable assets and such an iconic brand name as Bob Evans.

Background	6

PROPOSAL 1: ELECTION OF DIRECTORS

According to the Company’s Proxy Statement, the Board currently consists of twelve directors, whose terms will expire at the Annual Meeting.  We are seeking your support at the Annual Meeting to elect our eight Nominees, each of whom is independent of the Company. If successful in our proxy solicitation, the Board will be composed of our Nominees—Douglas N. Benham, Charles M. Elson, David W. Head, C. Stephen Lynn, Annelise T. Osborne, Aron I. Schwartz, Michael Weinstein and Lee S. Wielansky—and the four Company director nominees receiving the highest number of votes in favor of his or her election at the Annual Meeting. If elected, each of the Nominees will serve one-year terms until the 2015 annual meeting of stockholders and until their successors have been duly elected and qualified. If at least seven of our Nominees are elected, they will represent a majority of the members of the Board. There is no assurance that any incumbent director will serve as a director if one or more of our Nominees are elected to the Board.

We are soliciting proxies to elect only the Nominees listed herein. Accordingly, the enclosed GOLD proxy card may only be voted for the Nominees and does not confer voting power with respect to any of the Company’s director nominees. Stockholders who return the GOLD proxy card will only be able to vote for the eight Nominees listed on the card and will not have the opportunity to vote for the four additional seats up for election at the Annual Meeting. You can only vote for the Company’s director nominees by signing and returning a proxy card provided by the Company or by requesting a legal proxy and casting your ballot in person by attending the Annual Meeting. You should refer to the Company’s Proxy Statement for the names, background, qualifications and other information concerning the Company’s director nominees.

Nominees:

Douglas N. Benham
Age; Address	57; 2905 Andrews Drive, Atlanta, GA 30305
Occupation	President and Chief Executive Officer of DNB Advisors, LLC
Experience

Douglas N. Benham has been the President and Chief Executive Officer of DNB Advisors, LLC, a restaurant industry consulting firm, since 2006 and served as President and Chief Executive Officer of Arby’s Restaurant Group, Inc. (“Arby’s”), a quick-service restaurant company, from 2004 to 2006. Prior to Arby’s, from 2003 until 2004, Mr. Benham was President and Chief Executive Officer of DNB Advisors, LLC. For a period of fourteen years, from 1989 until 2003, Mr. Benham was Chief Financial Officer and, from 1997 until 2003, served on the Board of Directors of RTM Restaurant Group, Inc., the largest franchisee in the Arby’s system and the largest franchisee of any nature in the United States. Currently, Mr. Benham also serves on the board of Directors of American Residential Properties, Inc., a fully integrated and internally managed real estate investment company, and Global Income Trust, Inc., a non-traded public REIT. He served as a director of Sonic Corp., a quick service restaurant company, from 2009 to 2014 and as a director of O’Charley’s Inc., a multi-concept restaurant company, from 2008 until its acquisition in 2012.

Mr. Benham earned a bachelor’s degree summa cum laude in accounting from the University of West Florida in 1978 and is a certified public accountant.

Other Public Company Boards	Global Income Trust, Inc. (since 2009); American Residential Properties, Inc. (since 2012)
Skills & Qualifications	With over 20 years of experience in the restaurant industry, Mr. Benham brings to the Board direct knowledge and understanding of restaurant operations and management from his time as both a senior executive officer and board member of other publicly traded restaurant companies, as well as his particular knowledge of financial accounting as a certified public accountant.

Proposal 1 (Election of Directors)	7

Charles M. Elson
Age; Address	54; Weinberg Center for Corporate Governance, University of Delaware, Newark, DE 19716
Occupation	Edgar S. Woolard, Jr. Chair in Corporate Governance at the University of Delaware
Experience

Charles M. Elson holds the Edgar S. Woolard, Jr. Chair in Corporate Governance and has served in such position and as the Director of the John L. Weinberg Center for Corporate Governance at the University of Delaware since 2000. Professor Elson has served on the National Association of Corporate Directors’ Commissions on Director Compensation, Executive Compensation and the Role of the Compensation Committee, Director Professionalism, CEO Succession, Audit Committees, Governance Committee, Strategic Planning, Director Evaluation, and Risk Governance. He was a member of the National Association of Corporate Directors’ Best Practices Council on Coping with Fraud and Other Illegal Activity and he presently serves on that organization’s Advisory Council. In addition, Professor Elson serves as vice chairman of the American Bar Association’s Committee on Corporate Governance and was a member of the American Bar Association’s Committee on Corporate Laws. Professor Elson has been Of Counsel to the law firm of Holland & Knight LLP from 1995 to the present.

Professor Elson has served as a director of Circon Corporation, a medical products maker, Sunbeam Corporation, the consumer products manufacturer, Nuevo Energy Company, an independent oil and natural gas producer, the Investor Responsibility Research Center, a non-profit corporate governance research organization, Alderwoods Group, an international death care services provider, and AutoZone, Inc., the national automobile parts retailer. He is presently a member of the Board of Directors of HealthSouth Corporation, a healthcare services provider, and an advisory director to Dogfish Head Craft Brewery Inc.

Professor Elson graduated magna cum laude from Harvard College, where he received a bachelor’s degree in History, in 1981 and received a J.D. from the University of Virginia School of Law in 1985.

Other Public Company Boards	Healthsouth Corporation (since 2004)
Skills & Qualifications	Professor Elson’s qualifications as a director include his extensive knowledge of and experience in matters of corporate governance through his leadership roles with professional organizations dedicated to the topic as described above. Through his other professional roles, Professor Elson is in a unique position to monitor and counsel on developments in corporate governance.

David W. Head
Age; Address	57; 79 S 23rd Street, Pittsburgh, PA 15203
Occupation	President and Chief Executive Officer of Primanti, Inc.
Experience

David W. Head is the President and Chief Executive Officer of Primanti, Inc., a private equity-owned restaurant chain based in Pittsburgh, where he has served on the board of directors since he joined the company in 2013. Prior to that, he was the President and Chief Executive Officer and a member of the board of directors of O’Charley’s, Inc., a restaurant chain with 343 company-owned locations, from 2010 to 2012, the President, Chief Executive Officer and member of the board of Captain D’s LLC, an operator and franchisor of over 550 quick-service seafood restaurants, from 2006 to 2010, and the President and Chief Executive Officer of Romacorp, Inc., which operates and franchises over 250 Tony Roma’s casual dining locations throughout the United States and in over 30 countries, from 2003 to 2006. In 2005, Romacorp, Inc., as part of its general turnaround strategy, filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. In 2006, it emerged from bankruptcy protection and has since expanded its international and domestic franchising program. Additionally, Mr. Head successfully led franchised start-up restaurants in the Applebee’s International, Inc. and Red Robin International, Inc. bar and grill systems. Mr. Head currently serves on the board of directors of Imvescor Restaurant Group Inc., an operator and franchisor of restaurants in Canada under four brands, which he joined in 2013, and Dental One Partners, Inc., one of the largest dental management services companies in the United States

Mr. Head holds a bachelor’s degree in Hospitality Management from Florida International University.

Other Public Company Boards	Imvescor Restaurant Group, Inc. (since 2013)
Skills & Qualifications	Mr. Head is qualified as director because he is a proven industry professional with a broad skill set and deep operational experience in the restaurant industry. He has an impressive track record refining and repositioning restaurant brands that he can bring to the board. Mr. Head has served as an independent director on boards both inside and outside of the restaurant industry.

Proposal 1 (Election of Directors)	8

C. Stephen Lynn
Age; Address	66; 530 Jackson Blvd, Nashville, TN 37205
Occupation	Founder and Managing Partner of RP3, LLC
Experience

C. Stephen Lynn has served since January 2012 as founder and managing partner of RP3, LLC, a consulting and mergers and acquisitions firm focusing on franchising and restaurant chains. From 2009 to 2012, Mr. Lynn was Chairman of the Board of Directors of BBAC, LLC, an investment partnership that privately held Back Yard Burgers, Inc., a quick service restaurant chain. Mr. Lynn was Chief Executive Officer of Back Yard Burgers, Inc. from 2007 to 2010 and was a Director from 2005 to 2012. Additionally, Mr. Lynn has served as Chairman of Cummings Incorporated, a fully integrated provider of branding services to national and regional accounts, from 1999 to 2011; Chairman and Chief Executive Officer of Shoney’s, Inc. from 1995 to 1998; and Chairman and Chief Executive Officer of Sonic Corporation from 1983 to 1995. Mr. Lynn began his franchising experience as Director of the Distribution Division at Kentucky Fried Chicken Corporation from 1973 to 1978.

Mr. Lynn has been recognized as an authority in franchising and was the 1993 Chairman of the International Franchise Association (IFA), a membership organization of franchisors, franchisees, and suppliers. He was inducted into the IFA’s Hall of Fame in 1997. Mr. Lynn has served as a director of Krispy Kreme Doughnuts, Inc. since 2007. He was a director of Back Yard Burgers, Inc. from 2005 to 2012, Chairman of BBAC, LLC from 2009 to 2012, and Chairman of Cummings Incorporated from 1999 to 2011. Mr. Lynn is active in, and brings experience from, many community and civic organizations through his service on the Board of Directors of Tennessee Tech University Foundation, and The National Cowboy and Western Heritage Museum.

Mr. Lynn holds a Bachelor of Science degree in Engineering from Tennessee Tech University and an MBA from the University of Louisville.

Other Public Company Boards	Krispy Kreme Doughnuts, Inc. (since 2007)
Skills & Qualifications	Mr. Lynn’s qualifications as a director include his strong leadership, franchising, strategic-planning, and business-development skills that he acquired through his over 40 years of experience in the quick-service and casual/family-dining restaurant segments of the industry. His executive positions—including over 20 years at the C-suite level—at Sonic, Shoney’s, and Back Yard Burgers provide franchising, business-development, and risk-assessment and management skills will be an asset to the Board of Bob Evans.

Annelise T. Osborne
Age; Address	40; 7 World Trade Center, New York, NY 10007
Occupation	Senior Credit Officer at Moody’s Investors Service, Inc.,
Experience

Annelise T. Osborne is a Senior Credit Officer of Moody’s Investors Service, Inc., a leading provider of credit ratings, research, and risk analysis, which she joined in 2003. At Moody’s, Ms. Osborne is the Team Leader for the Commercial Mortgage Backed Securities (CMBS) surveillance group, where she manages a large team of analysts and serves as a rating committee chair to determine real estate values, expected losses, and the rating of bonds backed by commercial mortgages. She is also the responsible for Moody’s methodology for rating office properties and was awarded the Moody’s Achievement Award in 2012. Prior to Moody’s, Ms. Osborne worked for W.P. Carey, a leading global net-lease REIT.

Ms. Osborne served as Co-Chair of the Moody’s Women’s Employee Resource Group in 2014. Since 2013, she has served on the Executive Committee of the Commercial Real Estate Finance Council’s Education Committee. From 2011 until 2012, Ms. Osborne served on the board of directors of the Komera Project Foundation, a small non-profit foundation that supports girls’ secondary education in Rwanda.

Ms. Osborne graduated from The College of William and Mary, where she received a bachelor’s degree in Economics and a minor in Mathematics, and holds an MBA from Columbia Business School.

Other Public Company Boards	None
Skills & Qualifications	Ms. Osborne’s qualifications as a director include her extensive insider knowledge of the commercial real estate market that she acquired during her time as a senior credit officer and her expertise assessing commercial real estate values.
Proposal 1 (Election of Directors)	9

Aron I. Schwartz
Age; Address	43; 418 East 59th Street, New York, NY 10022
Occupation	Managing Partner at ACON Investments, L.L.C.
Experience

Aron I. Schwartz is a Managing Partner at ACON Investments, L.L.C., a private equity firm. Mr. Schwartz joined ACON in 2014. Previously, Mr. Schwartz was the Founder of Constructivist Capital, LLC, a firm working with family offices and alternative asset managers to pursue attractive investment opportunities, and was a Managing Director at Avenue Capital Group, an asset manager with expertise in distressed debt investments, since 2012. Before founding Constructivist Capital and between 1999 and 2011, Mr. Schwartz held positions of increasing responsibility, culminating in Managing Director, at Fenway Partners, a leading middle market private equity firm based in New York. From 1997 to 1999, Mr. Schwartz was an associate in the Financial Entrepreneurs Group of Salomon Smith Barney, where he worked on a variety of financings and advisory assignments.

Mr. Schwartz has served on the board of directors of CĪON Investment Corporation since 2012. He also has served on the board of directors of a number of other consumer and retail companies which were initially underperforming their potential, including 1-800 Contacts, Inc., Commonwealth Laminating & Coating, Inc., Easton Bell Sports, Inc., and A.T.U. Cayman Ltd. In addition, Mr. Schwartz previously served on the board of directors of the Open Road Foundation and US-ASEAN Business Council.

Mr. Schwartz, a Certified Management Accountant, received his J.D. and M.B.A with honors from U.C.L.A. and his B.A. and B.S.E. cum laude from the Wharton School at the University of Pennsylvania.

Other Public Company Boards	CĪON Investment Corporation (since 2012)
Skills & Qualifications	Mr. Schwartz has served as a member of the board of directors and audit committees of various public and private companies in a variety of industries and has extensive experience in the finance and private equity industries. His qualifications as a director also include his experience in selecting, retaining and incentivizing senior management teams and working with such teams to articulate a value creation strategy, set priorities and implement relevant reporting that measures progress against those priorities.

Michael Weinstein
Age; Address	65; 350 Theodore Fremd Avenue, Rye, NY 10580
Occupation	Chairman of INOV8 Beverage Consulting Group, LLC
Experience

Michael Weinstein has been Chairman of INOV8 Beverage Consulting Group, LLC, a beverage consultancy, since he co-founded it in 2012. Mr. Weinstein has been a regional board member of the Network for Teaching Entrepreneurship since 2000. In addition, Mr. Weinstein has been a section secretary for the Harvard Business School since 1977. Mr. Weinstein served on the board of directors at H.J. Heinz Company, a global packaged food manufacturer, from 2006 until June 2013 and Dr Pepper Snapple Group, Inc., a producer of beverage products, from 2009 until 2012.

From January 2005 until November 2012, Mr. Weinstein was Chairman of INOV8 Beverage Company, LLC, a marketer and developer of beverage products and concepts. From January 2006 until November 2012, he was also Chairman of HYDRIVE Energy LLC, which manufactured and marketed the HYDRIVE Energy beverage brand. From January 2004 until December 2004 and from 1994 until 1995, Mr. Weinstein served as a consultant for Liquid Logic Consulting, a private beverage consulting company he founded in 1994. From 2001 until 2003, Mr. Weinstein was President of Global Innovation and Business Development for Cadbury Schweppes plc, a beverage and confectionary company. Prior to that, he was Chief Executive Officer of Snapple Beverage Group, Inc. (formerly Triarc Beverage Holdings Corp.), a producer of beverage products, from 1997 until 2001, during which time it was a subsidiary of Triarc Companies, Inc. through October 2000 and subsequently of Cadbury Schweppes plc. At the same time, Mr. Weinstein also served as Chief Executive Officer of Snapple Beverage Corp., Royal Crown Company, Inc. and Mistic Brands, Inc., each subsidiaries of Snapple Beverage Group, from 1997, 1996 and 1995, respectively. From 1981 until 1993, Mr. Weinstein served in various executive capacities, including President and Chief Operating Officer, at A&W Brands, Inc., a producer of beverage products. From 1978 until 1981, he was a Vice President at Kenyon & Eckhardt Advertising. He began his career at Pepsi-Cola Company, where he held various sales and marketing positions from 1972 until 1978.

Mr. Weinstein received a bachelor’s degree with honors in Economics from Lafayette College in 1970 and an MBA from Harvard Business School in 1972.

Proposal 1 (Election of Directors)	10

Other Public Company Boards	None
Skills & Qualifications	Mr. Weinstein’s qualifications as a director include his previous professional experience a senior executive officer at numerous leading beverage and confectionary companies and his experience as a director of public global food and beverage companies.

Lee S. Wielansky
Age; Address	63; 721 Emerson Road Suite 100, St. Louis, MO 63141
Occupation	Chairman and Chief Executive Officer of Midland Development Group, Inc.; Chief Executive Officer of Opportunistic Equities, LLC
Experience

Lee S. Wielansky has served as Chairman and Chief Executive Officer of Midland Development Group, Inc., a commercial real estate development company located in St. Louis, Missouri, since 2003. He is also Chief Executive Officer of Opportunistic Equities, LLC, a company which specializes in the purchase of distressed debt and renovation of these residences for lease. Mr. Wielansky served as President, Chief Executive Officer and a director of JDN Development Company, Inc., a subsidiary of a real estate investment trust (JDN Corporation) engaged in the development of retail shopping centers, from 2000 until its acquisition in 2003. Before joining JDN, Mr. Wielansky was one of the Managing Directors of Regency Centers Corporation, a publicly traded real estate investment trust. Regency is a leading owner, operator and developer of grocery-anchored shopping centers in the United States, which currently includes 30 million square feet in 300 shopping centers. As Managing Director for Midwest Operations, Mr. Wielansky led the acquisition and development of properties throughout the Midwest region and beyond.

In 1980, Mr. Wielansky became the first Certified Commercial Investment Member (CCIM) named in St. Louis. CCIM is a designation that is awarded to select real estate executives who demonstrate proficiency in all aspects of commercial investment real estate. For three years, he was President of CCIM. He also served a three-year term on the Board of Directors of the St. Louis Association of Realtors and in 1991 was the first President of the Commercial Division of the St. Louis Board of Realtors. In 1990, he was awarded the Commercial Realtor of the Year award.

Mr. Wielansky is currently the Lead Independent Trustee at Acadia Realty Trust, a REIT focused primarily on the ownership, acquisition, redevelopment and management of retail properties, where he has been a Trustee since 2000. He is a director and Chair of the Nominating, Leadership Development and Corporate Governance Committee of Isle of Capri Casinos, Inc. and a director of Pulaski Financial Corp.

Mr. Wielansky received a bachelor’s degree in Business Administration, with a major in Real Estate and Finance, from the University of Missouri–Columbia.

Other Public Company Boards	Acadia Realty Trust (since 2000); Pulaski Financial Corp. (since 2007); Isle of Capri Casinos, Inc. (since 2008)
Skills & Qualifications	Mr. Wielansky’s qualifications as a director include over 37 years of real estate development experience, as well as his valuable public company board experience extensive. He has extensive experience in real estate investments, corporate governance, and management.

None of the organizations or corporations referenced above is a parent, subsidiary or other affiliate of the Company. If elected, each of the Nominees will be considered an independent director of the Company under (i) the Company’s Corporate Governance Guidelines, (ii) the NASDAQ Listing Rules and (iii) paragraph (a)(1) of Item 407 of Regulation S-K.

Each of the Nominees has entered into a nominee agreement pursuant to which SAMC has agreed to pay the costs of soliciting proxies in connection with the Annual Meeting, and to defend and indemnify such Nominees against, and with respect to, any losses that may be incurred by them in the event they become a party to litigation based on their nomination as candidates for election to the Board and the solicitation of proxies in support of their election. If a Nominee serves as a nominee to the Board until the Annual Meeting, such Nominee will receive a one-time payment of $10,000. The Nominees will not receive any compensation from SAMC or its affiliates for their services as directors of the Company if elected. If elected, the Nominees will be entitled to such compensation from the Company as is consistent with the Company’s practices for services of non-employee directors.

Proposal 1 (Election of Directors)	11

Each of the Nominees has agreed to being named as a Nominee in this proxy statement and has confirmed his or her willingness to serve on the Board if elected. The Sandell Group does not expect that any of the Nominees will be unable to stand for election, but in the event that a Nominee is unable to or for good cause will not serve, the shares of Common Stock represented by the GOLD proxy card will be voted for a substitute candidate selected by the Sandell Group.  If the Sandell Group determines to add or substitute nominees, whether because the Company expands the size of the Board subsequent to the date of this proxy statement or for any other reason, the Sandell Group will file an amended Proxy Statement and proxy card that, as applicable, identifies the additional or substitute nominees, discloses that such nominees have consented to being named in the revised Proxy Statement and to serve if elected, and includes biographical and other information about such nominees required by the rules of the SEC.

Possible Effects of the Election of All Eight Nominees to the Board.

The election of all eight of the Nominees may result in certain “change in control” compensation payments becoming payable to designated officers of the Company, including all of the named executives of the Company. Under the terms of the Company’s Change in Control and Severance Program (the “Severance Program”), there may be a “change in control” pursuant to this proxy solicitation if a majority of the incumbent members of the Board fail to approve the election of the eight Nominees. According to the Company’s Proxy Statement, a change in control under the Severance Program may result in potential payments to the Company’s current named executive officers of up to $14.2 million. Although the election of all eight of the Nominees may constitute a “change in control” under the terms of the Company’s Amended and Restated 2010 Equity and Cash Incentive Plan, Amended and Restated Effective August 21, 2013 (the “Plan”), the election of all eight of the Nominees will not accelerate the vesting of awards or otherwise trigger the payment of any compensation under the Plan unless the Compensation Committee of the Board makes an affirmative decision to award the Plan’s beneficiaries with such benefits.

According to the Company’s Proxy Statement, the Board has taken action to ensure that the election of the Nominees will not, in and of itself, result in a change of control under the Company’s $750,000,000 Revolving Credit Facility Amended and Restated Credit Agreement, dated as of January 2, 2014 (the “Credit Agreement”).

Vote Required.

The twelve nominees receiving the highest number of “FOR” votes of the shares represented in person or by proxy and entitled to be voted for them shall be elected as directors.

The Sandell Group does not endorse any of the Company’s nominees and urges you not to sign or return any proxy card that may be sent to you by the Company. Voting to “WITHHOLD” with respect to any of the Company’s nominees on its proxy card is not the same as voting for the Sandell Group’s nominees because a vote to “WITHHOLD” with respect to any of the Company’s nominees on its proxy card will revoke any proxy you previously submitted. If you have already voted using the Company’s white proxy card, you have every right to change your vote by completing and mailing the enclosed GOLD proxy card in the enclosed pre-paid envelope or by voting via Internet or by telephone by following the instructions on the GOLD proxy card. Only the latest validly executed proxy that you submit will be counted—any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change my vote or revoke my proxy?” If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or collect at (212) 929-5500.

The

We Recommend a Vote FOR ALL Eight of Our Nominees on the GOLD proxy card.
Proposal 1 (Election of Directors)	12

PROPOSAL 2: BYLAW REPEAL PROPOSAL

We are proposing to adopt a resolution that would repeal any provision of the Bylaws in effect at the time of the Annual Meeting that was not included in the Bylaws publicly filed with the SEC on January 28, 2014 and is inconsistent with or disadvantageous to the election of the Nominees at the Annual Meeting. We are not aware of any such provision of the Bylaws that has become effective, but it is possible that, prior to the adoption of this resolution, such a provision could be disclosed and/or become effective.

The following is the text of the proposed resolution:
“RESOLVED, that any provision of the Bylaws of the Corporation as of the date of effectiveness of this resolution that was not included in the Amended and Restated Bylaws publicly filed with the Securities and Exchange Commission on January 28, 2014, and is inconsistent with or disadvantageous to the election of the nominees nominated by Castlerigg Active Investment Master Fund, Ltd. at the Corporation’s 2014 annual meeting of stockholders, be and hereby is repealed.”

This Proposal is designed to prevent the current directors of the Company from taking actions to amend the Bylaws to attempt to nullify or delay the actions taken by stockholders under these Proposals (including the election of the Nominees) or otherwise frustrate the will of stockholders. A bylaw may be deemed inconsistent with or disadvantageous to the election of the Nominees if such bylaw made the election of a Nominee more difficult or impossible. For example, a bylaw that requires individuals to meet certain qualifications to be eligible to serve on the Board could be inconsistent with or disadvantageous to the election of the Nominees. In the event of disagreement regarding the “inconsistent with or disadvantageous to” standard, a court of competent jurisdiction would serve as the arbiter. It is possible that the approval of this Proposal could result in the repeal of yet-to-be-adopted Bylaw provisions that the Board believes are aligned with securityholders’ interests.

Vote Required.

Approval of Proposal 2 requires the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote thereon with respect to amendments of the Bylaws other than the provisions set forth in Article VIII, in Article II, Sections 2.05 and 2.08 and in Article III, Section 3.13 of the Bylaws, which require the affirmative vote of the holders of eighty percent (80%) of the Common Stock entitled to vote thereon. Abstentions will have the same effect as a vote against Proposal 2.

We Recommend a Vote FOR Proposal 2 on the GOLD proxy card.

Proposal 3	13

PROPOSAL 3: ELIMINATION OF SUPERMAJORITY REQUIREMENT TO AMEND CERTAIN BYLAWS

According to the Company’s Proxy Statement, the Company will present stockholders with the opportunity to approve an amendment to Article VIII, Section 8.01 of the Bylaws to allow stockholders to amend any provision of the Bylaws by a majority vote of the holders of the Common Stock outstanding. The Bylaws currently require a supermajority 80% stockholder vote to amend certain provisions of the Bylaws. As we stated in our November 25, 2013 letter to the Board, we believe that an eighty percent (80%) supermajority voting requirement to amend the Bylaws is an extremely high and unusual voting requirement threshold that unreasonably impairs stockholder rights to effect change in the Company’s governance and limits the Board’s accountability to its stockholders.

Even though the Board has previously amended this bylaw without a stockholder vote, the Board has opted to defer the removal of this provision by putting this Proposal to a vote of stockholders, where it will require the affirmative vote of the holders of eighty percent (80%) of the Common Stock entitled to vote. According to the Company’s Proxy Statement, this Proposal will be presented at the Annual Meeting as a resolution to revise Article VIII, Section 8.01 of the Bylaws in a manner in substantially the following form, with strikeouts reflecting language deleted from the current Bylaws:

Section 8.01. Amendments. These by-laws may be amended or repealed by the board of directors pursuant to the certificate of incorporation or by affirmative vote of the holders of record of shares entitling them to exercise a majority of the voting power on such proposal~~; provided, however, that the provisions set forth in this Article VIII, in Article II, Sections 2.05 and 2.08 and in Article III, Section 3.13, herein may not be repealed or amended in any respect unless such action is approved by the affirmative vote of the holders of eighty percent (80%) of the stock issued and outstanding and entitled to vote thereon.~~

 Vote Required.

Approval of Proposal 3 requires the affirmative vote of eighty percent (80%) of the shares of Common Stock outstanding entitled to vote thereon. Abstentions will have the same effect as a vote against Proposal 3.

We Recommend a Vote FOR Proposal 3 on the GOLD proxy card.

Proposal 3	14

PROPOSAL 4: ELIMINATION OF SUPERMAJORITY REQUIREMENTS TO REMOVE DIRECTORS

According to the Company’s Proxy Statement, the Company will present stockholders with the opportunity to approve an amendment to Article Twelfth of the Charter and Section 3.13 of the Bylaws to allow stockholders to remove one or more directors with or without cause by a majority vote of the holders of the outstanding Common Stock. The Charter and Bylaws currently require a supermajority 80% stockholder vote to remove directors. As we stated in our November 25, 2013 letter to the Board, we believe that a supermajority voting requirement—especially one at an eighty percent (80%) threshold—purposefully diminishes the rights of stockholders to take actions that should be reserved for them as the true owners of a company, including the right to remove a director who they believe has failed to act in the best interests of stockholders. According to the Company’s Proxy Statement, this Proposal will be presented at the Annual Meeting as a resolution to revise Article Twelfth of the Charter and Section 3.13 of the Bylaws in a manner in substantially the following form:

TWELFTH: Notwithstanding any other provisions of the Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, the Certificate of Incorporation or the By-Laws of the Corporation), any Director or the entire Board of Directors of the Corporation may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority ~~eighty percent (80%)~~ of all of the outstanding shares of capital stock of the Corporation entitled to vote on the election of directors at a meeting of stockholders called for that purpose~~, except that if the Board of Directors, by an affirmative vote of at least two-thirds (66 2/3%) of the entire Board of Directors, recommends removal of a Director to the stockholders, such removal may be effected by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the corporation entitled to vote on the election of directors at a meeting of stockholders for that purpose.~~

Section 3.13 Removal. Notwithstanding any other provisions of the certificate of incorporation or the by-laws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law, the certificate of incorporation or the by-laws of the corporation), any director or the entire board of directors of the corporation may be removed from office at any time, with or without cause, but only by the affirmative vote of the holders of at least a majority ~~eighty percent (80%)~~ of all of the outstanding shares of capital stock of the corporation entitled to vote on the election of directors at a meeting of stockholders called for that purpose~~, except that if the board of directors, by an affirmative vote of at least two-thirds (66 2/3%) of the entire board of directors, recommends removal of a director to the stockholders, such removal may be effected by the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock of the corporation entitled to vote on the election of directors at a meeting of stockholders for that purpose.~~

 Vote Required.

According to the Company’s Proxy Statement, under the Charter and Delaware law, since Proposal 4 has been unanimously recommended by the Board, the approval of the amendment to the Charter pursuant to this Proposal 4 requires the affirmative vote of a majority of the shares of Common Stock outstanding. According to the Company’s Proxy Statement, under the Bylaws, the approval of the amendment to the Bylaws pursuant to this Proposal 4 requires the affirmative vote of the holders of eighty percent (80%) of the shares of Common Stock outstanding. However, if Proposal 3 is duly adopted by the stockholders, the adoption of this Proposal 4 would only require the approval of a majority of the shares of Common Stock outstanding. In all cases, abstentions will have the same effect as a vote against Proposal 4.

We Recommend a Vote FOR Proposal 4 on the GOLD proxy card.

Proposal 4	15

PROPOSAL 5: ELIMINATION OF SUPERMAJORITY REQUIREMENT TO AMEND ARTICLE TWELFTH OF THE CHARTER

According to the Company’s Proxy Statement, the Company will present stockholders with the opportunity to approve an amendment to Article Thirteenth of the Charter to allow stockholders to amend Article Twelfth of the Charter (which governs director removal, as described above in Proposal 4) by a majority vote of the holders of the Common Stock outstanding, regardless of whether the board has unanimously approved such amendment to Article Twelfth. The Charter currently requires a supermajority 80% stockholder vote to amend Article Twelfth, unless such amendment is unanimously recommended by the Board, in which case, the amendment of Article Twelfth would require a majority vote of the holders of the Common Stock outstanding.

As we stated in our November 25, 2013 letter to the Board, we believe that an eighty percent (80%) supermajority voting requirement is an extremely high and unusual voting requirement threshold that unreasonably impairs stockholder rights to effect change in the Company’s governance and limits the Board’s accountability to its stockholders. According to the Company’s Proxy Statement, this Proposal will be presented at the Annual Meeting as a resolution to revise Article Thirteenth of the Bylaws in a manner in substantially the following form, with strikeouts reflecting language deleted from the current Bylaws:

THIRTEENTH: Notwithstanding any other provisions of this Certificate of Incorporation or the By-Laws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Certificate of Incorporation or the By-Laws of the Corporation), the affirmative vote of the holders of eighty percent (80%) or more of the votes entitled to be cast by all holders of Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles Tenth, or Eleventh ~~or Twelfth~~, provided, that this Article shall not apply to, and such eighty percent (80%) vote shall not be required for, (A) as to Article Tenth, any amendment, repeal or adoption unanimously recommended by the Board of Directors of the Corporation if all of such directors are persons who would be eligible to serve as Unrelated Directors within the meaning of paragraph (C)(7) of Article Tenth, and (B) as to Articles Eleventh ~~and Twelfth~~, any amendment, repeal or adoption unanimously recommended by the Board of Directors of the Corporation.

Vote Required.

According to the Company’s Proxy Statement, the approval of Proposal 5 will require the affirmative vote of a majority of the shares of Common Stock outstanding. Abstentions will have the same effect as a vote against Proposal 5.

We Recommend a Vote FOR Proposal 5 on the GOLD proxy card.

Proposal 5	16

PROPOSAL 6: AMENDMENT TO VOTE THRESHOLD TO CALL A SPECIAL MEETING IN THE BYLAWS

According to the Company’s Proxy Statement, the Company will present stockholders with the opportunity to approve an amendment to Article II, Section 2.05 of the Bylaws to permit the holders of twenty-five percent (25%) of the Common Stock outstanding to call a special meeting of stockholders. The Bylaws currently requires a majority stockholder vote to call a special meeting of stockholders. As we stated in our November 25, 2013 letter to the Board, we believe that good corporate governance practices would provide stockholders holding a significant economic stake in the Company an opportunity to call a special meeting of the stockholders because a special meeting can and should be available to stockholders as a forum for directly addressing corporate governance and other important matters relating to their investment in the Company. Although we also sought to broaden the scope of matters that may be considered at any special meeting to include the nomination and election of directors to the Board by the Company’s stockholders, the Board has yet to announce any intention of implementing such an amendment or bringing one forward for a stockholder vote.

Although the Board has the power to immediately amend this bylaw without a stockholder vote, the Board has opted to defer this amendment by putting this Proposal to a vote of stockholders, where it will require the affirmative vote of the holders of eighty percent (80%) of the Common Stock entitled to vote According to the Company’s Proxy Statement, this Proposal will be presented at the Annual Meeting as a resolution to revise Section 2.05 of Article II of the Bylaws in a manner in substantially the following form, with strikeouts reflecting language deleted from the current Bylaws and underlines reflecting additions to the current Bylaws:

Section 2.05 Special Meetings. Special meetings of the stockholders, for any purpose or purposes, unless otherwise prescribed by statute or by the certificate of incorporation, may be called by the chief executive officer and shall be called by the chief executive officer or secretary at the request in writing of two-thirds of the board of directors or of the holders of at least twenty-five percent (25%) ~~majority~~ of the stock issued and outstanding and entitled to vote on the date such request was received by the corporation. Such request shall state the purpose or purposes of the proposed meeting.

Vote Required.

Approval of Proposal 6 currently requires the affirmative vote of eighty percent (80%) of the shares of Common Stock outstanding entitled to vote thereon. However, if Proposal 3 is duly adopted by the stockholders, then the approval of this Proposal 6 will only require a majority vote of the holders of the Common Stock outstanding entitled to vote thereon. Abstentions will have the same effect as a vote against Proposal 6.

We Recommend a Vote FOR Proposal 6 on the GOLD proxy card.

Proposal 6	17

PROPOSAL 7: RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTING FIRM

According to the Company’s Proxy Statement, the Audit Committee of the Board has selected Ernst & Young LLP, the Company’s independent auditor since 1980, as the Company’s independent registered public accounting firm for the fiscal year ending April 25, 2015, subject to stockholder ratification. According to the Company’s Proxy Statement, while it is not required to do so, the Board submits the selection of Ernst & Young LLP for ratification in order to ascertain the view of the stockholders. If the selection is not ratified, the Company’s Audit Committee will review its selection. .

Vote Required.

According to the Company’s Proxy Statement, the approval of Proposal 7 requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. Abstentions will have the same effect as a vote against Proposal 7.

We Recommend a Vote FOR Proposal 7 on the GOLD proxy card.

Proposal 7	18

PROPOSAL 8: ADVISORY VOTE ON EXECUTIVE OFFICER COMPENSATION

As discussed in further detail in the Company’s Proxy Statement, the Company is providing stockholders with the opportunity to approve, on an advisory basis, the Company’s executive compensation in the Company’s Proxy Statement. This advisory resolution is not binding on the Board. According to the Company’s Proxy Statement, although non-binding, the Compensation Committee of the Board will assess the voting results, and if those results reflect any broadly-held issues or concerns, it will consult directly with stockholders to better understand their views.

We believe stockholders should vote to disapprove the compensation of the Company’s named executive officers. We believe that the Company’s named executive officers have been overcompensated in light of the Company’s long-term operational and financial underperformance. Over the last five fiscal years, the Company’s named executive officers have collected approximately $44.9 million in aggregate compensation, while the Company’s total shareholder return has underperformed its own proxy peer group as set forth in the Company’s Proxy Statement2 by 130% for the 5-year period ended July 9, 2014.

We encourage all stockholders to review the Company’s proxy disclosures in the Company’s Proxy Statement in detail.

Vote Required.

According to the Company’s Proxy Statement, approval of Proposal 7 requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have the same effect as a vote against Proposal 8.

We Recommend a Vote AGAINST Proposal 8 on the GOLD proxy card.

2 For fiscal 2014, the peer group consisted of the following 25 companies: Biglari Holdings, Inc. (fka Steak n Shake); BJ’s Restaurants, Inc.; Brinker International, Inc.; Buffalo Wild Wings, Inc.; Carrol’s Restaurant Group, Inc.; CBRL Group, Inc. (aka Cracker Barrel); Cheesecake Factory, Inc.; Darden Restaurants, Inc.; Denny’s Corp.; DineEquity, Inc.; Domino’s Pizza, Inc.; Famous Dave’s of America, Inc.; Frisch’s Restaurants, Inc.; Hain Celestial Group, Inc.; J.M. Smucker Co.; McCormick & Company, Inc.; McDonald’s Corp.; Panera Bread, Co.; Papa John’s International, Inc.; Red Robin Gourmet Burgers, Inc.; Ruby Tuesday, Inc.; Sanderson Farms, Inc.; Snyder Lance, Inc.; The Wendy’s Company; and YUM! Brands, Inc.

Proposal 8	19

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Who is entitled to vote?

Only stockholder of record on the Record Date, July 3, 2014, will be entitled to notice of and to vote at the Special Meeting. Stockholders who sell shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock.  Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date.  Based on publicly available information, including the Company’s Proxy Statement, we believe that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the Common Stock.

How do I vote my shares?

Shares held in record name. If your shares of Common Stock are registered in your own name, please vote today by signing, dating and returning the enclosed GOLD proxy card in the postage-paid envelope provided. Execution and delivery of a proxy by a record holder of shares of Common Stock will be presumed to be a proxy with respect to all shares held by such record holder unless the proxy specifies otherwise.

Shares beneficially owned or held in “street” name. If you hold your shares of Common Stock in “street” name with a broker, bank, dealer, trust company or other nominee, only that nominee can exercise the right to vote with respect to the shares of Common Stock that you beneficially own through such nominee and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your broker, bank, dealer, trust company or other nominee to vote in favor of the election of the Nominees and the Proposal. Please follow the instructions to proxy provided on the enclosed GOLD proxy card. If your broker, bank, dealer, trust company or other nominee provides for proxy instructions to be delivered to them by telephone or Internet, instructions will be included on the enclosed GOLD proxy card. We urge you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions by emailing them to proxy@mackenziepartners.com or mailing them to Sandell Asset Management Corp., c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, so that we will be aware of all instructions given and can attempt to ensure that such instructions are followed.

Note: Shares of Common Stock represented by properly executed GOLD proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, “FOR ALL” eight of the nominees listed in Proposal 1, “FOR” Proposals 2, 3, 4, 5, 6 and 7, and “AGAINST” Proposal 8.

How should I vote on each proposal?

The Sandell Group recommends that you vote your shares on the GOLD proxy card as follows:

“FOR ALL” eight nominees to the Board named in this proxy statement (Proposal 1);

“FOR” the Bylaw Repeal Proposal (Proposal 2);

“FOR” the proposal to eliminate the supermajority vote requirement to amend certain Bylaws (Proposal 3);

“FOR” the proposal to eliminate the supermajority vote requirements to remove directors (Proposal 4);

“FOR” the proposal to eliminate the supermajority vote requirement to amend Article Twelfth (Proposal 5);

“FOR” the proposal to permit holders of 25% of the stock to call a special meeting (Proposal 6);

“FOR” the ratification of the Company’s selection of independent registered public accounting firm (Proposal 7); and

“AGAINST” the advisory proposal to approve the compensation of the Company’s executive officers (Proposal 8).

Questions and Answers	20

How many shares must be present to hold the Annual Meeting?

Under the Bylaws, the presence in person or represented by proxy of a majority of the outstanding shares of Common Stock as of the Record Date shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented by proxies marked “Abstain” or “Withheld” and “broker non-votes” are counted as present for the purposes of determining a quorum. However, as described below, in contested proxy solicitations such as this one, broker non-votes with respect to the proposals set forth in this proxy statement will not count towards the requisite threshold of votes cast affirmatively with respect to an individual proposal and may have the same effect as a vote “Against” certain proposals. For more information on broker non-votes, see “What are “broker non-votes” and what effect do they have on the proposals?” below.

What vote is needed to approve each proposal?

•	Proposal 1 – Election of Directors. Under the Bylaws, the twelve nominees receiving the highest number of “For” votes from holders of shares represented in person or by proxy and entitled to vote at the Annual Meeting will be elected to the Board, whether or not such “For” votes constitute a majority of the shares voted. Brokers are not permitted to vote on the election of directors without instructions from the beneficial owner, so if you hold your shares through a broker or other nominee, your shares will not be voted in the election of directors unless you affirmatively vote your shares in accordance with the voting instructions provided by such broker or other nominee.

THE ONLY WAY TO SUPPORT ALL EIGHT OF THE SANDELL GROUP’S NOMINEES IS TO SUBMIT YOUR VOTING INSTRUCTIONS “FOR” THE NOMINEES ON THE GOLD PROXY CARD. PLEASE DO NOT SIGN OR RETURN A WHITE PROXY CARD FROM THE COMPANY, EVEN IF YOU INSTRUCT TO “WITHHOLD” ON THEIR DIRECTOR NOMINEES. DOING SO WILL REVOKE ANY PREVIOUS VOTING INSTRUCTIONS YOU PROVIDED ON THE GOLD PROXY CARD.

•	Proposal 2 – Bylaw Repeal Proposal. Under the Bylaws, the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote is required for the approval of Proposal 2 with respect to amendments of the Bylaws other than the provisions set forth in Article VIII, Sections 2.05 and 2.08, and Section 3.13 of the Bylaws, each of which requires the affirmative vote of the holders of eighty percent (80%) of the Common Stock entitled to vote. Abstentions with respect to Proposal 2 will have the effect of casting a vote “Against” the proposal. Brokers are not permitted to vote on this proposal without instructions from the beneficial owner, so if you hold your shares through a broker or other nominee, your shares will not be voted on (and will have the same effect as a vote against) this proposal unless you affirmatively vote your shares in accordance with the voting instructions provided by such broker or other nominee.
•	Proposal 3 – Elimination of Supermajority Requirement to Amend Certain Bylaws. Under the Bylaws, the affirmative vote of the holders of eighty percent (80%) of the shares of Common Stock entitled to vote is required for the approval of Proposal 3. Abstentions with respect to Proposal 3 will have the effect of casting a vote “Against” the proposal. Brokers are not permitted to vote on this proposal without instructions from the beneficial owner, so if you hold your shares through a broker or other nominee, your shares will not be voted on (and will have the same effect as a vote against) this proposal unless you affirmatively vote your shares in accordance with the voting instructions provided by such broker or other nominee.
•	Proposal 4 – Elimination of Supermajority Requirements to Remove Directors. Under the Charter and Delaware law, since Proposal 4 has been unanimously recommended by the Board, the approval of the amendment to the Charter pursuant to Proposal 4 requires the affirmative vote of a majority of the shares of Common Stock outstanding. Under the Bylaws, the approval of the amendment to the Bylaws pursuant to Proposal 4 requires the affirmative vote of the holders of eighty percent (80%) of the shares of Common Stock outstanding. However, if Proposal 3 is duly adopted by the stockholders, the adoption of Proposal 4 would only require the approval of a majority of the shares of Common Stock outstanding. In all cases, abstentions will have the same effect as a vote against Proposal 4. Abstentions with respect to Proposal 4 will have the effect of casting a vote “Against” the proposal. Brokers are not permitted to vote on this proposal without instructions from the beneficial owner, so if you hold your shares through a broker or other nominee, your shares will not be voted on (and will have the same effect as a vote against) this proposal unless you affirmatively vote your shares in accordance with the voting instructions provided by such broker or other nominee.
•	Proposal 5 – Elimination of Supermajority Requirement to Amend Article Twelfth of the Charter. Under the Charter and Delaware law, the approval of Proposal 5 requires the affirmative vote of the holders of a majority of the shares of Common Stock outstanding. Abstentions with respect to Proposal 5 will have the effect of casting a vote “Against” the proposal. Brokers are not permitted to vote on this proposal without instructions from the beneficial owner, so if you hold your shares through a broker or other nominee, your shares will not be voted on

Questions and Answers	21

(and will have the same effect as a vote against) this proposal unless you affirmatively vote your shares in accordance with the voting instructions provided by such broker or other nominee.

•	Proposal 6 – Amendment to Vote Threshold to Call a Special Meeting. Under the Bylaws, the approval of Proposal 6 currently requires the affirmative vote of the holders of eighty percent (80%) of the shares of Common Stock entitled to vote. However, if Proposal 3 is duly adopted by the stockholders, then the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote will be required for the approval of Proposal 6. Abstentions with respect to Proposal 6 will have the effect of casting a vote “Against” the proposal. Brokers are not permitted to vote on this proposal without instructions from the beneficial owner, so if you hold your shares through a broker or other nominee, your shares will not be voted on (and will have the same effect as a vote against) this proposal unless you affirmatively vote your shares in accordance with the voting instructions provided by such broker or other nominee.
•	Proposal 7 – Ratification of the Company’s Selection of Independent Registered Public Accounting Firm. Under the Bylaws, the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting. Abstentions with respect to Proposal 7 will have the effect of casting a vote “Against” the proposal. Brokers are not permitted to vote on this proposal without instructions from the beneficial owner, so if you hold your shares through a broker or other nominee, your shares will not be voted on this proposal unless you affirmatively vote your shares in accordance with the voting instructions provided by such broker or other nominee. According to the Company’s Proxy Statement, broker non-votes will not be considered to have been voted “For” or “Against” this Proposal 7.
•	Proposal 8 – Advisory Proposal on Executive Compensation. Under the Bylaws, the approval of the advisory (non-binding) resolution on the compensation of named executive officers requires the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will have no effect on the outcome of Proposal 7. Brokers are not permitted to vote on this proposal without instructions from the beneficial owner, so if you hold your shares through a broker or other nominee, your shares will not be voted on (and will have the same effect as a vote against) this proposal unless you affirmatively vote your shares in accordance with the voting instructions provided by such broker or other nominee.

What are “broker non-votes” and what effect do they have on the proposals?

Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee has not received voting instructions from the beneficial owner and lacks discretionary voting power to vote those shares with respect to that particular proposal. If your shares are held in the name of a brokerage firm, and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal unless it is a “routine” matter. Under the rules and interpretations of the New York Stock Exchange (“NYSE”), there are no “routine” proposals in a contested proxy solicitation such as this one. Even though the Common Stock is listed on the NASDAQ Global Select Market, the NYSE rules apply to brokers who are NYSE members voting on matters being submitted to stockholders at the Annual Meeting. Because the Sandell Group has initiated a contested proxy solicitation, there will be no “routine” matters at the Annual Meeting.

Broker non-votes, if any, with respect to the proposals set forth in this proxy statement will not count towards the requisite threshold of votes cast affirmatively with respect to an individual proposal. Thus, if you do not give your broker specific voting instructions, your shares will not be voted on the proposals to be voted on at the Annual Meeting. Therefore, broker non-votes will have the same effect as a vote “Against” Proposals 2, 3, 4, 5, 6, and 8.

What should I do if I receive a proxy card from the Company?

You may receive proxy solicitation materials from Bob Evans, including an opposition proxy statement and white proxy card. The Sandell Group is not responsible for the accuracy of any information contained in any proxy solicitation materials used by the Company or any other statements that it may otherwise make.

Questions and Answers	22

The Sandell Group does not endorse any of the Company’s nominees and opposes the Company’s proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers and recommends that you disregard any proxy card or solicitation materials that may be sent to you by the Company. Voting to “WITHHOLD” with respect to any of the Company’s nominees on its proxy card is not the same as voting for the Sandell Group’s nominees because a vote to “WITHHOLD” with respect to any of the Company’s nominees on its proxy card will revoke any proxy you previously submitted. If you have already voted using the Company’s white proxy card, you have every right to change your vote by completing and mailing the enclosed GOLD proxy card in the enclosed pre-paid envelope or by voting via Internet or by telephone by following the instructions on the GOLD proxy card. Only the latest validly executed proxy that you submit will be counted—any proxy may be revoked at any time prior to its exercise at the Annual Meeting by following the instructions under “Can I change my vote or revoke my proxy?” If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc. toll free at (800) 322-2885 or collect at (212) 929-5500.

Can I change my vote or revoke my proxy?

If you are the stockholder of record, you may change your proxy instructions or revoke your proxy at any time before your proxy is voted at the Annual Meeting. Proxies may be revoked by any of the following actions:

•	signing, dating and returning the enclosed GOLD proxy card (the latest dated proxy is the only one that counts);
•	delivering a written revocation or a later dated proxy for the Annual Meeting to Sandell Asset Management Corp., c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016 or to the secretary of the Company; or
•	attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not, by itself, revoke a proxy)

If your shares are held in a brokerage account by a broker, bank, or other nominee, you should follow the instructions provided by your broker, bank, or other nominee. If you attend the Annual Meeting and you beneficially own shares of Common Stock but are not the record owner, your mere attendance at the Annual Meeting WILL NOT be sufficient to revoke your prior given proxy card. You must have written authority from the record owner to vote your shares held in its name at the meeting. Contact MacKenzie Partners, Inc. toll free at (800) 322-2885 or collect at (212) 929-5500 for assistance or if you have any questions.

IF YOU HAVE ALREADY VOTED USING THE COMPANY’S WHITE PROXY CARD, WE URGE YOU TO REVOKE IT BY FOLLOWING THE INSTRUCTIONS ABOVE. Although a revocation is effective if delivered to the Company, we request that either the original or a copy of any revocation be mailed to Sandell Asset Management Corp., c/o MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, so that we will be aware of all revocations.

Who is making this Proxy Solicitation and who is paying for it?

The solicitation of proxies pursuant to this proxy solicitation is being made by the Sandell Group and the Nominees. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements. The Sandell Group will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. The Sandell Group has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. The Sandell Group will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

The Sandell Group has retained MacKenzie Partners, Inc. (“MacKenzie”) to provide solicitation and advisory services in connection with this solicitation. MacKenzie has been paid a retainer of $50,000 applicable toward a final fee to be agreed upon between the parties based upon customary fees for the services provided. In addition, the Sandell Group will reimburse MacKenzie for its reasonable out-of-pocket expenses and will indemnify MacKenzie against certain liabilities and expenses, including certain liabilities under the federal securities laws. MacKenzie will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. It is anticipated that MacKenzie will employ approximately 55 persons to solicit the Company’s stockholders as part of this solicitation. MacKenzie does not believe that any of its directors, officers, employees, affiliates or controlling persons, if any, is a “participant” in this proxy solicitation.

Questions and Answers	23

The entire expense of soliciting proxies is being borne by the Sandell Group. Costs of this proxy solicitation are currently estimated to be approximately $1,700,000. Sandell Group estimates that through the date hereof, its expenses in connection with the proxy solicitation are approximately $950,000. If successful, we may seek reimbursement of these costs from the Company. In the event that we decide to seek reimbursement of our expenses, we do not intend to submit the matter to a vote of the Company’s stockholders. The Board, which will consist of our Nominees, if all are elected, and the four Company director nominees receiving the highest number of votes, would be required to evaluate the requested reimbursement consistent with their fiduciary duties to the Company and its stockholders. Costs related to the solicitation of proxies include expenditures for attorneys, public relations and other advisors, solicitors, printing, advertising, postage, transportation, litigation and other costs incidental to the solicitation.

Where can I find additional information concerning Bob Evans?

Pursuant to Rule 14a-5(c) promulgated under the Exchange Act, we have omitted from this proxy statement certain disclosure required by applicable law to be included in the Company’s Proxy Statement in connection with the Annual Meeting. Such disclosure includes information regarding securities of the Company beneficially owned by the Company’s directors, nominees and management; certain stockholders’ beneficial ownership of more than 5% of the Company’s voting securities; information concerning executive compensation; and information concerning the procedures for submitting stockholder proposals and director nominations intended for consideration at the 2015 annual meeting of stockholders and for consideration for inclusion in the proxy materials for that meeting. If the Company does not distribute the Company’s Proxy Statement to stockholders at least ten days prior to the Annual Meeting, the Sandell Group will distribute to the stockholders a supplement to this proxy statement containing such disclosures at least ten days prior to the Annual Meeting. The Sandell Group takes no responsibility for the accuracy or completeness of information contained in the Company’s Proxy Statement. Except as otherwise noted herein, the information in this proxy statement concerning the Company has been taken from or is based upon documents and records on file with the SEC and other publicly available information. The Sandell Group does not take responsibility, except to the extent imposed by law, for the accuracy or completeness of statements in public documents and records that were not prepared by or on behalf of any of the Sandell Group, or for any failure of the Company to disclose in its public documents and records any events that may affect the significance or accuracy of the information contained herein.

This proxy statement and all other solicitation materials in connection with this proxy solicitation will be available on the Internet, free of charge, at http://www.RefreshBobEvans.com.

Questions and Answers	24

CONCLUSION

We urge you to carefully consider the information contained in this proxy statement and then support our efforts by signing, dating and returning the enclosed GOLD proxy card today.

Thank you for your support,

Sandell Asset Management Corp.
Castlerigg Master Investments, Ltd.	Castlerigg International Limited	Castlerigg International Holdings Limited
Castlerigg Offshore Holdings, Ltd.	Castlerigg Merger Arbitrage And Equity Event Fund, Ltd.	Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P.
Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd.	Castlerigg Active Investment Fund, Ltd.	Castlerigg Active Investment Intermediate Fund, L.P.
Castlerigg Active Investment Master Fund, Ltd.	Pulteney Street Partners, L.P.	Thomas E. Sandell

Douglas N. Benham	Charles M. Elson	David W. Head
C. Stephen Lynn	Annelise T. Osborne	Aron. I. Schwartz
Michael Weinstein		Lee S. Wielansky

July 15, 2014

Conclusion	25

ANNEX I: INFORMATION ON THE PARTICIPANTS

The members of the Sandell Group are SAMC, Castlerigg Master Investments, Ltd. (“Castlerigg Master Investment”), Castlerigg International Limited (“Castlerigg International”), Castlerigg International Holdings Limited (“Castlerigg Holdings”), Castlerigg Offshore Holdings, Ltd. (“Castlerigg Offshore Holdings”), Castlerigg Merger Arbitrage and Equity Event Fund, Ltd. (“CMAEE Fund”), Castlerigg Merger Arbitrage and Equity Event Intermediate Fund, L.P. (“CMAEE Intermediate”), Castlerigg Merger Arbitrage and Equity Event Master Fund, Ltd. (“CMAEE Master”), Castlerigg Active Investment Fund, Ltd. (“CAI Fund”), Castlerigg Active Investment Intermediate Fund, L.P. (“CAI Intermediate”), Castlerigg Active Investment Master Fund, Ltd. (“CAI Master”), Pulteney Street Partners, L.P. (“Pulteney Partners”) and Thomas E. Sandell.

As of July 14, 2014, the Participants may be deemed to beneficially own an aggregate of 2,075,950 shares Common Stock, including options to purchase 380,000 shares of Common Stock, constituting approximately 8.8% of the Company’s outstanding Common Stock. The percentages used herein are based upon the 23,499,911 shares of Common Stock outstanding as of July 3, 2014, the Record Date, as reported in the Company’s Proxy Statement.

Of the 2,075,950 shares of Common Stock (including options to purchase 380,000 shares of Common Stock) deemed to be beneficially owned in the aggregate by the Sandell Group:  (a) Castlerigg Master Investment, Castlerigg International, Castlerigg Holdings and Castlerigg Offshore Holdings may be deemed to beneficially own the 1,321,922 shares of Common Stock (including options to purchase 202,500 shares of Common Stock) directly held by Castlerigg Master Investment; (b) CMAEE Master, CMAEE Fund and CMAEE Intermediate may be deemed to be beneficially own the 216,332 shares of Common Stock (including options to purchase 35,400 shares of Common Stock) directly held by CMAEE Master; (c) CAI Master, CAI Fund and CAI Intermediate may be deemed to beneficially own the 129,893 shares of Common Stock (including options to purchase 11,300 shares of Common Stock) directly held by CAI Master, including the 1,000 shares of Common Stock held in record name by CAI Master; (d) Pulteney Partners beneficially owns 15,888 shares of Common Stock (including options to purchase 2,200 shares of Common Stock); (e) SAMC may be deemed to beneficially own the 1,684,035 shares of Common Stock (including options to purchase 251,400 shares of Common Stock) held by Castlerigg Master Investment, CMAEE Master, CAI Master and Pulteney Partners by virtue of investment management agreements with each such entity; (f) Mr. Sandell, a citizen of Sweden, may be deemed to beneficially own 2,075,950 shares of Common Stock (including options to purchase 380,000 shares of Common Stock) by virtue of his direct and indirect control of SAMC and his indirect control over Merrill Lynch Investment Solutions SICAV, an umbrella fund with segregated liability between sub-funds acting for and on behalf of Merrill Lynch Investment Solutions – Castlerigg Equity Event and Arbitrage UCITS Fund (“UCITS”), which beneficially owns 391,915 shares of Common Stock (including options to purchase 128,600 shares of Common Stock).

By virtue of investment management agreements with Castlerigg Master Investment, CMAEE Master, CAI Master and Pulteney Partners, SAMC has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the shares of Common beneficially owned by Castlerigg Master Investment, CMAEE Master, CAI Master and Pulteney Partners. By virtue of an investment management agreement with UCITS, Sandell Investment Services, L.L.C. (“SIS” and, together with UCITS, the Sandell Group and each of their respective associates, the “Sandell Parties”) has the power to vote or direct the voting, and to dispose or direct the disposition, of all of the shares of Common Stock beneficially owned by UCITS. By virtue of his direct and indirect control of SAMC and SIS, Mr. Sandell is deemed to have shared voting power and shared dispositive power with respect to all Common Stock as to which SAMC and SIS have voting power or dispositive power.

The Common Stock beneficially held by the Sandell Parties is or may be held in commingled margin accounts (the “Margin Accounts”), which may extend margin credit to the Sandell Parties from time to time, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the Margin Accounts are pledged as collateral security for the repayment of debit balances in the Margin Accounts. The Margin Accounts bear interest at a rate based upon the broker’s call rate from time to time in effect. Because other securities are held in the Margin Accounts, it is not possible to determine the amounts, if any, of margin used to purchase the Common Stock reported beneficially owned by the Sandell Parties.

The principal business of SAMC is to provide investment management services to private individuals and institutions. The principal business of Castlerigg Master Investment, Castlerigg International, Castlerigg Holdings, Castlerigg Offshore Holdings, CMAEE Fund, CMAEE Intermediate, CMAEE Master, CAI Fund, CAI Intermediate, CAI Master and Pulteney Partners is to invest in securities. The principal business of Mr. Sandell is to serve as Chief Executive Officer of SAMC and as Managing Member of SIS.

Annex I	26

The principal business address of Castlerigg Master Investment, Castlerigg International, Castlerigg Holdings, CMAEE Fund, CMAEE Intermediate, CMAEE Master, CAI Fund, CAI Intermediate and CAI Master is c/o Maples Corporate Services (BVI) Limited, P.O. Box 173, Kingston Chambers, Road Town, Tortola, British Virgin Islands. The principal business address of Castlerigg Offshore Holdings is c/o Maples Fund Services (Cayman) Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The principal business address of Pulteney Partners is 527 Madison Avenue, 6th Floor, New York, NY 10022. The principal business address of SAMC and Mr. Sandell is 40 West 57th Street, 26th Floor, New York, New York 10019.

Except as set forth in this Proxy Statement (including the Annexes), (i) during the past ten years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant in this proxy solicitation directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; and (xi) no person, including any of the Participants, who is a party to an arrangement or understanding pursuant to which the Nominees are proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise in any matter to be acted on as set forth in this Proxy Statement. There are no material proceedings to which any Participant or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Nominees, except as set forth in this Proxy Statement (including the Annexes), none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past ten years. Neither the Nominees nor any associate of a Nominee has served as a director or named executive officer of the Company at any point during the last three fiscal years of the Company.

Transactions by the Participants with respect to the Company’s securities

The following tables set forth all transactions affected during the past two years by the Participants with respect to securities of the Company. The shares of Common Stock reported herein are held in either cash accounts or margin accounts in the ordinary course of business. Unless otherwise indicated, all transactions were effected on the open market.

Castlerigg Master Investment

Date	Common Stock Acquired (Disposed)	Date	Common Stock Acquired (Disposed)	Date	Common Stock Acquired (Disposed)
04/26/13	2,450	06/05/13	44,000	09/17/13	14,945
04/29/13	7,070	06/06/13	24,139	09/18/13	2,490
04/30/13	6,520	06/10/13	21,535	12/04/13	62,590
05/01/13	10,175	06/21/13	30,337	12/04/13	63,630
05/02/13	30,200	06/24/13	17,231	12/04/13	77,432
05/03/13	40,290	06/25/13	16,580	12/04/13	14,000
05/06/13	16,515	06/27/13	15,610	12/05/13	64,430
05/09/13	19,475	06/28/13	9,490	03/05/14	148,120
05/10/13	17,008	07/01/13	201,945	03/05/14	66,950
05/13/13	44,675	07/01/13	2,345	07/01/14	(35,805)
05/14/13	34,550	07/02/13	28,500	09/17/13	14,945

Annex I	27

CAI Master

Date	Common Stock Acquired (Disposed)	Date	Common Stock Acquired (Disposed)	Date	Common Stock Acquired (Disposed)
04/26/13	128	06/06/13	1,250	12/04/13	693
04/29/13	370	06/10/13	1,190	12/04/13	3,832
04/30/13	340	06/21/13	1,574	12/04/13	3,150
05/01/13	535	06/24/13	890	12/04/13	3,098
05/02/13	1,567	06/25/13	850	12/05/13	3,375
05/03/13	2,098	06/27/13	850	03/05/14	3,345
05/06/13	933	06/28/13	525	03/05/14	7,405
05/09/13	1,005	07/01/13	123	03/06/14	16,620
05/10/13	885	07/01/13	10,590	07/01/14	35,805
05/13/13	2,315	07/02/13	1,655	07/01/14	6,500
05/14/13	1,782	09/17/13	848
06/05/13	2,322	09/18/13	145

CMAEE Master

Date	Common Stock Acquired (Disposed)	Date	Common Stock Acquired (Disposed)	Date	Common Stock Acquired (Disposed)
04/26/13	425	06/05/13	7,560	09/17/13	2,440
04/29/13	1,225	06/06/13	4,630	09/18/13	400
04/30/13	1,130	06/10/13	3,305	12/04/13	1,710
05/01/13	1,755	06/21/13	5,265	12/04/13	9,475
05/02/13	5,195	06/24/13	2,970	12/04/13	7,785
05/03/13	6,940	06/25/13	2,890	12/04/13	7,630
05/06/13	2,840	06/27/13	2,770	12/05/13	10,570
05/09/13	3,345	06/28/13	1,710	03/05/14	9,185
05/10/13	2,930	07/01/13	35,080	03/05/14	20,325
05/13/13	7,675	07/01/13	407
05/14/13	5,940	07/02/13	5,425

Pulteney Partners

Date	Common Stock Acquired (Disposed)	Date	Common Stock Acquired (Disposed)	Date	Common Stock Acquired (Disposed)
04/26/13	25	06/05/13	440	09/17/13	368
04/29/13	70	06/06/13	240	09/18/13	80
04/30/13	64	06/10/13	210	12/04/13	97
05/01/13	105	06/21/13	302	12/04/13	532
05/02/13	299	06/24/13	171	12/04/13	435
05/03/13	406	06/25/13	165	12/04/13	427
05/06/13	182	06/27/13	165	12/05/13	625
05/09/13	196	06/28/13	101	03/05/14	520
05/10/13	170	07/01/13	2,030	03/05/14	1,150
05/13/13	447	07/01/13	24	03/06/14	2,980
05/14/13	343	07/02/13	319

Mr. Sandell (by virtue of his indirect control over UCITS)

Date	Common Stock Acquired (Disposed)	Date	Common Stock Acquired (Disposed)	Date	Common Stock Acquired (Disposed)
04/26/13	575	05/14/13	7,660	07/01/13	642
04/29/13	1,665	06/05/13	13,020	07/02/13	6,560
04/30/13	1,545	06/06/13	7,720	09/17/13	20,370
05/01/13	2,410	06/10/13	5,760	09/18/13	4,850
05/02/13	7,190	06/21/13	8,488	04/21/14	69,000
05/03/13	9,565	06/24/13	4,640
05/06/13	3,920	06/25/13	4,515
05/09/13	4,535	06/27/13	5,605
05/10/13	3,970	06/28/13	3,305
05/13/13	10,450	07/01/13	55,355

Annex I	28

IMPORTANT

Tell your Board what you think! YOUR VOTE IS VERY IMPORTANT, no matter how many or how few shares you own. Please give us your proxy “FOR ALL” the Nominees by taking three steps:

● SIGNING the enclosed GOLD proxy card,

● DATING the enclosed GOLD proxy card, and

● MAILING the enclosed GOLD proxy card TODAY in the envelope provided (no postage required if mailed in the United States).

If any of your shares are held in the name of a broker, bank, bank nominee or other institution, only it can vote your shares and only upon receipt of your specific instructions. Depending upon your broker or custodian, you may be able to vote either by toll-free telephone or by the Internet. You may also vote by signing, dating and returning the enclosed GOLD voting form in the postage-paid envelope provided, and to ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a GOLD proxy card to be issued representing your shares.

After signing the enclosed GOLD proxy card, DO NOT SIGN OR RETURN BOB EVAN’S WHITE PROXY CARD UNLESS YOU INTEND TO CHANGE YOUR VOTE, because only your latest dated proxy card will be counted.

If you have previously signed and returned a white proxy card to Bob Evans, you have every right to change your vote. Only your latest dated proxy card will count. You may revoke any proxy card already sent to Bob Evans by signing, dating and mailing the enclosed GOLD proxy card in the postage-paid envelope provided or by voting by telephone or Internet. Any proxy may be revoked at any time prior to the 2014 Annual Meeting by delivering a written notice of revocation or a later dated proxy for the 2014 Annual Meeting to MacKenzie Partners or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself constitute a revocation.

If you have any questions concerning this proxy statement, would like to request additional copies of this proxy statement, or need help voting your shares, please contact our proxy solicitor:

Mackenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

proxy@mackenziepartners.com

or

CALL TOLL FREE 1-800-322-2885

[Form of Gold Proxy Card]

Bob Evans Farms, Inc.

Proxy Card for 2014 Annual Meeting of Stockholders

Scheduled for August 20, 2014 (the “Annual Meeting”):

THIS PROXY SOLICITATION IS BEING MADE BY SANDELL ASSET MANAGEMENT CORP., CASTLERIGG MASTER INVESTMENTS LTD., CASTLERIGG INTERNATIONAL LIMITED, CASTLERIGG INTERNATIONAL HOLDINGS LIMITED, CASTLERIGG OFFSHORE HOLDINGS, LTD., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT FUND, LTD., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT INTERMEDIATE FUND, L.P., CASTLERIGG MERGER ARBITRAGE AND EQUITY EVENT MASTER FUND, LTD., CASTLERIGG ACTIVE INVESTMENT FUND, LTD., CASTLERIGG ACTIVE INVESTMENT INTERMEDIATE FUND, L.P., CASTLERIGG ACTIVE INVESTMENT MASTER FUND, LTD., PULTENEY STREET PARTNERS, L.P. AND THOMAS E. SANDELL (COLLECTIVELY, THE “SANDELL GROUP”), TOGETHER WITH DOUGLAS N. BENHAM, CHARLES M. ELSON, DAVID W. HEAD, C. STEPHEN LYNN, ANNELISE T. OSBORNE, ARON I. SCHWARTZ, MICHAEL WEINSTEIN AND LEE S. WIELANSKY (COLLECTIVELY, THE “NOMINEES”)

THIS BOARD OF DIRECTORS OF BOB EVANS FARMS, INC. IS NOT SOLICITING THIS PROXY

The undersigned appoints Adam Hoffman, Richard Mansouri, David Rosewater and Lawrence Dennedy, and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Bob Evans Farms, Inc., a Delaware corporation (the “Company”), that the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company scheduled to be held on Wednesday, August 20, 2014 at 8:00 a.m. Eastern Time at Bob Evans Farms, Inc. Dan Evans Training Center, 8111 Smith’s Mill Road, New Albany, Ohio 43054 (including at any adjournments or postponements thereof), with all powers that the undersigned would possess if personally present, upon and in respect of the instructions indicated herein, with discretionary authority as to any and all other matters that may properly come before the meeting or any adjournment, postponement or substitution thereof that are unknown to the Sandell Group a reasonable time before this solicitation.

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to said shares, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. This proxy will be valid until the sooner of one year from the date indicated on the reverse side and the completion of the Annual Meeting (including any adjournments or postponements thereof).

If this proxy is signed and returned, it will be voted in accordance with your instructions. If you do not specify how the proxy should be voted, this proxy will be voted “FOR ALL” eight of the nominees listed in Proposal 1, “FOR” Proposals 2, 3, 4, 5, 6 and 7, and “AGAINST” Proposal 8. None of the matters currently intended to be acted upon pursuant to this proxy are conditioned on the approval of other matters.

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

INSTRUCTIONS: VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT. OVER THE BOXES (FILL IN ONLY ONE BOX “©“ PER ITEM IN BLACK OR BLUE INK)

The Sandell Group recommends that you vote “FOR ALL” eight of the Nominees below:

Proposal 1 – Election of the eight individuals nominated by the Sandell Group to hold office until the Company’s 2015 Annual Meeting of Stockholders.

Nominees:	FOR ALL.	WITHHOLD ON ALL	FOR ALL EXCEPT
Douglas N. Benham Charles M. Elson David W. Head C. Stephen Lynn Annelise T. Osborne Aron I. Schwartz Michael Weinstein Lee S. Wielansky	❑	❑	❑

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “For All Except” box above and write the name of the nominee(s) from which you wish to withhold in the space provided below.)

The Sandell Group recommends that you vote “FOR” proposals 2, 3, 4, 5, 6 and 7:

	FOR	AGAINST	ABSTAIN
Proposal 2 – Approval of the Sandell Group’s Bylaw Repeal Proposal.	❑	❑	❑
Proposal 3 – Company proposal to approve an amendment to the Bylaws eliminating the supermajority vote requirement to amend certain Bylaws.	❑	❑	❑
Proposal 4 – Company proposal to approve amendments to the Charter and the Bylaws to eliminate the supermajority vote requirement to remove directors.	❑	❑	❑

Proposal 5 – Company proposal to approve an amendment to the Charter to eliminate a supermajority requirement to amend Article Twelfth of the Charter governing director removal.	❑	❑	❑
Proposal 6 – Company proposal to approve an amendment to the Bylaws to give holders of at least 25% of the outstanding stock the power to call a special meeting.	❑	❑	❑
Proposal 7 – Company proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.	❑	❑	❑

The Sandell Group recommends that you vote “AGAINST” proposal 8:

	FOR	AGAINST	ABSTAIN
Proposal 8 – Company proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers.	❑	❑	❑

IN ORDER FOR YOUR PROXY TO BE VALID, IT MUST BE DATED.

Signature (Capacity)	Date

Signature (Joint Owner) (Capacity/Title)	Date

NOTE: Please sign exactly as your name(s) appear(s) on stock certificates or on the label affixed hereto. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. ALL HOLDERS MUST SIGN. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and give full title as such.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE THAT IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES